Exhibit 17.1

August 12, 2004

Sean T. Higgins

General Counsel

Herbst Gaming, Inc.

5195 Las Vegas Boulevard South

Las Vegas, Nevada 89119

Dear Sean:

With this letter, I would like to formally tender my resignation from the Board of Directors of Herbst Gaming, Inc.  Other matters demanding my attention have made it necessary for me to step away at this time.

I appreciate my time on the Board and wish Herbst Gaming all the best in the future.

Sincerely,

LAS VEGAS DISSEMINATION COMPANY

/s/ John Gaughan

John Gaughan
President